Mail Stop 7010

      December 22, 2005



Mr. James B. Flaws
Vice Chairman and Chief Financial Officer
Corning, Incorporated
One Riverfront Plaza
Corning, New York 14831

	RE: 	Form 10-K for the Fiscal Year ended December 31, 2004
Forms 10-Q for the Fiscal Quarters ended March 31, 2005, June 30,
2005 and September 30, 2005
                    	File No. 1-3247


Dear Mr. Flaws:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

       	If you have any questions regarding these comments, please direct them to Gus Rodriguez, Staff Accountant, at (202) 551-3752 or, in his absence, Nudrat Salik, Staff Accountant, at (202) 551-3692.



          						Sincerely,



								Rufus Decker
								Branch Chief
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James B. Flaws
Corning Incorporated
November 17, 2005
Page 1 of 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE